Exhibit 99.1

NEWS RELEASE

Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5500

FOR IMMEDIATE RELEASE

Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600

BASIC ENERGY SERVICES ANNOUNCES FIRST QUARTER RESULTS
Revenues up 65% to $154 million
EPS up 194% to $0.53
MIDLAND, Texas — May 9, 2006 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced results for the first quarter ended March 31, 2006.
Basic reported net income of $19.7 million, or $0.53 per diluted share, for the first quarter of 2006, compared to $5.8 million, or $0.18 per diluted share, in the same period in 2005. During the first quarter of 2006, revenues increased 65% to $154.3 million compared to $93.8 million in the same period in 2005. EBITDA (defined as net income before interest, taxes, depreciation and amortization) for the first quarter of 2006 was $47.1 million, or 30.5% of revenue, compared to $20.3 million, or 21.6% of revenue, in the same period in 2005. EBITDA is a non-GAAP financial measure that is defined and reconciled in note 2 under the accompanying financial tables.
The strong performance in the first quarter was driven by robust market conditions, increased utilization rates and improved pricing environment, as well as the effective integration of acquired companies and assets. The Company’s largest business segments reflected improved performance during the first quarter.
Ken Huseman, Basic’s President and Chief Executive Officer stated, “We continued to benefit from strong demand for our services in the first quarter. Prior investments we made in capital equipment and acquired businesses are generating desired returns as our pricing and utilization rates continue their upward pace. We continue to invest in additional equipment in each of our service lines to support our customers’ demand for more equipment to handle their increased activity levels. In our well servicing segment particularly, we have outpaced our larger competitors in adding new equipment to meet growing demand and now operate one of the newest fleets in the industry. During the first quarter, we took delivery of ten newbuild well servicing rigs, bringing our total well servicing rig count to 332 at March 31, 2006, and we have taken delivery of a total of 45 rigs as part of our 102-rig newbuild program since October 2004.
“During the first quarter, we purchased substantially all of the assets of G & L Tool (‘G&L’), acquired LeBus Oil Field Service Company (‘LeBus’) and purchased substantially all of the assets of Arkla Cementing, Inc. As we continue our efforts to grow internally and through acquisitions, we have also focused on maintaining a strong balance sheet. In April, we successfully completed an issuance of $225 million of 7.125% Senior Notes due 2016. We used the proceeds of this offering to repay all of our Term B loans and to repay current borrowings under our revolving credit facility, ensuring us an attractive fixed rate for the term of these notes in a rising interest rate environment and giving us additional borrowing capacity under our revolving credit facility for future needs,” added Mr. Huseman.
Business Segment Results
Well Servicing
Well servicing revenues during the first quarter of 2006 increased 64% to $73.5 million compared to $44.8 million in the same period in 2005. During the first quarter of 2006, Basic added ten newbuild rigs and retired one rig, bringing its well servicing rig count to 332 as of March 31, 2006. Revenue per rig hour increased 38% to $352 during the first quarter of 2006 compared to $255 in the same period in 2005. Full-fleet rig utilization rates increased to 89.4% in the first quarter of 2006 compared to 84.3% in the same period in 2005. Operating segment profit in the first quarter of 2006 was $31.9 million, or 43.4% of revenue, compared to $16.6 million, or 37.1% of revenue, in the same period in 2005.
Fluid Services
Fluid services revenues in the first quarter of 2006 increased 47% to $43.1 million compared to $29.3 million in the same period in 2005. During the 2006 quarter, Basic added a net of 77 fluid services trucks, including 57 acquired from LeBus, bringing the total number of fluid services trucks to 554 as of March 31, 2006. Average revenue per fluid services truck increased by 22% to $82,000 in the first quarter of 2006 compared to $67,000 in the same period in 2005. Operating segment profit in the first quarter of 2006 was $16.8 million, or 39.0% of revenue, compared to $10.1 million, or 34.3% of revenue, in the same period in 2005.
Drilling & Completion Services
Drilling and completion services revenues during the first quarter of 2006 increased 155% to $27.5 million compared to $10.8 million in the same period in 2005. Operating segment profit in the first quarter of 2006 was $13.6 million, or 49.5% of revenue, compared to $4.9 million, or 45.6% of revenue, in the same period in 2005. The year-over-year improvements were the results of internal expansion, the asset purchase of G&L, and better utilization and pricing.
Well Site Construction Services
Well site construction services revenues in the first quarter of 2006 increased 15% to $10.3 million compared to $8.9 million in the same period in 2005. Operating segment profit in the first quarter of 2006 was $2.6 million, or 25.5% of revenue, compared to $1.8 million, or 20.6% of revenue, in the same period in 2005.
Capital Expenditures
During the first quarter of 2006, Basic invested $30.0 million for capital expenditures, including capital leases and excluding acquisitions. This amount included $22.0 million for expansion capital expenditures, including $14.3 million for the well servicing segment and $3.9 million for the fluid services segment. Maintenance capital expenditures amounted to approximately $8.0 million for the first quarter of 2006.
Recent Events
On April 12, 2006, Basic closed its private offering of $225 million of 7.125% Senior Notes due 2016. The proceeds of the offering were used to retire the outstanding balance of $90 million of Term B loans, to repay current borrowings under its revolving credit facility (approximately $96 million as of March 31, 2006 including amounts borrowed during 2006 in connection with acquisitions) and the remainder for general corporate uses.
2006 Outlook
The following statements are based on Basic’s current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future acquisitions other than those that have previously been disclosed. In addition, the company’s guidance is based on the assumption that current market conditions in Basic’s business segments will continue through the end of 2006. Any material change in market conditions in any of Basic’s business segments could affect its guidance.
Basic currently believes that demand for its services will continue to remain strong throughout 2006 and that the guidance given in its prior earnings press release remains accurate in all material respects. In connection with the Company’s adoption of Statement of Financial Accounting Standard No. 123R — “Share-Based Payment” in January 2006, which requires companies to begin expensing the estimated cost of equity-based awards, the Company recorded pre-tax stock based compensation expense of $48,000 during the first quarter related to an issuance of stock options in March 2006. We expect a full-year pre-tax stock based compensation expense related to these stock option grants to be approximately $1.2 million.
Basic Energy Services, with a fleet of more than 330 well servicing rigs, provides a range of well site services to oil and gas drilling and producing companies throughout the major oil and gas regions in Texas, Louisiana, Oklahoma, New Mexico and the Rocky Mountain States. Basic is headquartered in Midland, Texas, and is publicly traded on the New York Stock Exchange under the symbol BAS.
For more information, please visit Basic’s website at http://www.basicenergyservices.com.
Conference Call
Basic will host a conference call to discuss its first quarter 2006 results on Wednesday, May 10, 2006, at 10:00 a.m. Eastern Time (9:00 a.m. Central). To access the call, please dial (303) 262-2191 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of the Basic’s corporate website, htpp://www.basicenergyservices.com.
A telephonic replay of the conference call will be available until May 17, 2006 and may be accessed by calling (303) 590-3000 and using the pass code 11059463. A web cast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6000 or email at dmw@drg-e.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) Basic’s ability to successfully execute, manage and integrate acquisitions, (ii) changes in demand for services and any related material impact on our pricing and utilizations rates and (iii) changes in our expenses, including labor or fuel costs. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three months
	Ended March 31,
Statement of Operations Data:	2006	2005
Revenue:	(unaudited)	(unaudited)
Well servicing	$73,465	$44,798
Fluid services	43,121	29,303
Drilling and completion services	27,455	10,764
Well site construction services	10,265	8,948

Total revenues	154,306	93,813

Expenses:
Well servicing	41,610	28,191
Fluid services	26,305	19,238
Drilling and completion services	13,854	5,860
Well site construction services	7,643	7,108
General and administrative (1)	18,005	13,091
Depreciation and amortization	12,837	8,047
(Gain) loss on disposal of assets	(200)	102

Total expenses	120,054	81,637

Operating income	34,252	12,176
Net interest expense	(2,779)	(2,960)
Other income	27	75

Income from continuing operations before income taxes	31,500	9,291
Income tax expense	(11,819)	(3,490)

Net income	$19,681	$5,801

Net income per common share:
Basic	$0.59	$0.21
Diluted	$0.53	$0.18

Other Financial Data:
EBITDA(2)	$47,116	$20,298
Capital expenditures:
Acquisitions, net of cash acquired	$87,520	$3,909
Property and equipment	$24,812	$16,083

	As of
	March 31,	December 31,
	2006	2005
Balance Sheet Data:	(unaudited)
Cash and cash equivalents	$19,953	$32,845
Net property and equipment	399,865	309,075
Total assets	616,787	496,957
Total long-term debt	201,488	119,241
Total stockholders’ equity	278,241	258,575

	Three months
	Ended March 31,
Segment Data:	2006	2005

Well Servicing
Weighted average number of rigs	327	291
Rig hours (000’s)	209.0	175.3
Rig utilization rate	89.4%	84.3%
Revenue per rig hour	$352	$255
Segment profits per rig hour	$152	$94
Segment profits as a percent of revenue	43.4%	37.1%

Fluid Services
Weighted average number of fluid services trucks	529	435
Revenue per fluid services truck (000’s)	$82	$67
Segment profits per fluid services truck (000’s)	$32	$24
Segment profits as a percent of revenue	39.0%	34.3%

Drilling and Completion Services
Segment profits as a percent of revenue	49.5%	45.6%

Well Site Construction Services
Segment profits as a percent of revenue	25.5%	20.6%

(1)	Includes approximately $758,000 and $591,000 of non-cash compensation expense for the three months ended March 31, 2006 and 2005, respectively.

(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization or EBITDA. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA is a useful supplemental financial measure used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on our indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.
EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical too include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of EBITDA to net income, which is the most comparable GAAP liquidity measure, for each of the periods indicated:

	Three months
	Ended March 31,
	2006	2005
Reconciliation of EBITDA to Net Income:	(unaudited)	(unaudited)
Net Income	$19,681	$5,801
Income taxes	11,819	3,490
Net interest expense	2,779	2,960
Depreciation and amortization	12,837	8,047

EBITDA	$47,116	$20,298

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